EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

January 18, 2005

For more information contact:

Richard L. Browdy, President

(954) 776-2332 or rlbrowdy@optimumbank.com

Albert J. Finch, Chairman of the Board

(954) 776-2332 or ajfinch@ptimumbank.com

OptimumBank Holdings Announces Strong Year End Results

Fort Lauderdale, FL.  (January 18, 2006).  OptimumBank Holdings, Inc. (NASDAQ: OPHC) reported net income of $1,600,564 or $.60 per basic and $.58 per diluted share for the year ended December 31, 2005, compared to net income of $1,569,448 or $.60 per basic and $.58 per diluted share reported for the prior year ended December 31, 2004.  Net income for the fourth quarter ended December 31, 2005 was $428,110 or $.16 per basic and diluted share compared to $378,208 or $.14 per basic and diluted share reported for the same quarter last year. Board Chairman Albert Finch noted, “Our earnings remained strong in 2005 despite a challenging interest rate environment for banks.  With 2005 completed, the Company is financially solid and well-positioned for continued growth.”

Completing its fifth full year of operation since opening in November 2000, the company has grown to $206 million in assets as of December 31, 2005, compared to $164.6 million in assets at December 31, 2004, a $41.4 million increase.  The company’s net loan portfolio also increased to a total of $170.2 million at December 31, 2005 compared to $129.3 million at December 31, 2004. President Richard Browdy said, “We reached an important milestone in 2005, exceeding $200 million in assets. The Company’s asset quality remains strong and we begin 2006 with no loan delinquencies and no non-performing assets or real estate owned on the books. “

The Bank offers retail banking, commercial banking and real estate lending services and products to individuals and businesses in Broward, Dade, and Palm Beach Counties.  The Bank also offers  internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

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2477 East Commercial Boulevard, Fort Lauderdale, Florida  33308

E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281